Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

Introduction

On February 11, 2015, Dawson Geophysical Company (“Dawson Geophysical”), which was formerly known as TGC Industries, Inc. (“Legacy TGC”), completed its previously announced strategic business combination with Dawson Operating Company, which was formerly known as Dawson Geophysical Company (“Legacy Dawson”), pursuant to which a wholly-owned subsidiary of Legacy TGC merged with and into Legacy Dawson, with Legacy Dawson continuing after the merger as the surviving entity and a wholly-owned subsidiary of Legacy TGC (the “Merger”).  As a result of the Merger, the former shareholders of Legacy Dawson received shares of Legacy TGC common stock representing approximately 66% of the outstanding common shares of the post-merger combined company, and Legacy TGC’s shareholders retained approximately 34% of the outstanding common shares of the post-merger combined company.  In connection with the Merger, Legacy Dawson changed its name to “Dawson Operating Company” and Legacy TGC changed its name to “Dawson Geophysical Company.”  The Merger will be accounted for as a reverse acquisition under which Legacy Dawson was considered the accounting acquirer of Legacy TGC.

The following unaudited pro forma condensed combined consolidated financial information “Pro Formas” is based on the historical consolidated financial information of Legacy Dawson and the historical consolidated financial information of Legacy TGC and has been prepared to reflect the Merger. The data in the unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2014 gives effect to the Merger as if it had been completed on December 31, 2014. The data in the unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended September 30, 2014 combines Legacy Dawson’s audited statement of operations for the fiscal year ended September 30, 2014 with Legacy TGC’s historical consolidated statement of operations of Legacy TGC for the fourth quarter ended December 31, 2013 and the nine months ended September 30, 2014, and gives effect to the Merger as if it had been completed on October 1, 2013, which is the first day of Legacy Dawson’s 2014 fiscal year.  The data in the unaudited pro forma condensed combined statement of operations for the three months ended December 31, 2014 combines the historical statement of operations of Legacy Dawson for the three months ended December 31, 2014 with the historical consolidated statement of operations of Legacy TGC for the three months ended December 31, 2014, and gives effect to the Merger as if it had been completed on October 1, 2013, which is the first day of Legacy Dawson’s 2014 fiscal year.  Historical consolidated statement of operations of Legacy TGC for the three months ended December 31, 2014 was determined by deducting Legacy TGC historical consolidated statement of operations for year-to-date period ending September 30, 2014 from the historical consolidated statement of operations for the fiscal year ended December 31, 2014.

The Pro Formas have been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations of Dawson Geophysical had the Merger occurred on the dates indicated.

The historical financial information has been adjusted in the Pro Formas to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable, and (3) with respect to the statement of income or the statement of operations, expected to have a continuing impact on the combined results of Legacy Dawson and Legacy TGC. All pro forma financial information uses Legacy Dawson’s pre-Merger period-end dates and no adjustments were made to Legacy TGC’s information for its different period-end dates or Legacy Dawson’s change in fiscal year following the consummation of the Merger.

As discussed above, although Legacy TGC was the legal acquirer in the Merger and issued 14,194,810 shares of its common stock to effect the Merger with Legacy Dawson, the business combination will be accounted for as a reverse acquisition with Legacy Dawson considered the accounting acquirer. As a result, the fair value of Legacy TGC’s common stock issued and outstanding as of February 11, 2015 has been allocated to the underlying tangible and intangible assets and liabilities of Legacy TGC based on their respective fair values. The Pro Formas were prepared in accordance with the regulations of the Securities and Exchange Commission.

The purchase price was determined based on the fair value of common shares of Legacy TGC on the date the Merger was consummated plus the fair value of other consideration transferred. The purchase price for these Pro Formas were based on 7,333,052 shares of Legacy TGC common stock outstanding after the 1-for-3 reverse stock split that was effected immediately prior to the consummation of the Merger and the closing price of the Legacy TGC common stock as of February 11, 2015 (the actual date of the closing of the Merger). At this time, Dawson Geophysical has not completed nor finalized detailed valuation analyses to determine the fair values of Legacy TGC’s assets and liabilities, and accordingly, the Pro Formas include a preliminary allocation of the purchase price based on assumptions and estimates which, while considered reasonable under the circumstances, are subject to changes, and such changes may be material. Additionally, Dawson Geophysical has not yet completed or finalized the necessary analysis to identify all of the adjustments that may be required to conform Legacy TGC’s accounting policies to Legacy Dawson’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of these Pro Formas. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of Legacy TGC’s assets and liabilities, including, but not limited to, property, plant and equipment and intangible assets that will give rise to future amounts of depreciation and amortization expenses or credits that are not reflected in the information contained in these Pro Formas. In addition, once the necessary procedures have been performed and the purchase price allocation has been completed, actual results may differ materially from the information presented in these Pro Formas.

Additionally, Dawson Geophysical expects to incur costs associated with integrating the operations of Legacy Dawson and Legacy TGC. The Pro Formas do not reflect the cost of any integration activities or benefits from the Merger that may be derived from any integration activities, both of which could have a material effect on the results of operations in periods following the completion of the Merger. In addition, the Pro Forma statement of operations do not include costs directly attributable to the transaction, employee retention costs or professional fees incurred by Legacy Dawson or Legacy TGC pursuant to provisions contained in the merger agreement, as those costs are not considered part of the purchase price.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2014

	Historical				Pro Forma
	Legacy Dawson	Legacy TGC	Pro Forma Adjustments		Condensed Combined
ASSETS
Current assets:
Cash and cash equivalents	14,644,000	11,363,000	—		26,007,000
Short-term investments	28,750,000	—	—		28,750,000
Accounts receivable, net of allowance	37,133,000	19,571,000	2,327,000	(a)	59,031,000
Cost and estimated earnings in excess of billings on uncompleted contracts	—	2,040,000	(2,040,000	)(a)	—
Prepaid expenses and other assets	5,703,000	1,926,000	74,000	(b)	7,703,000
Current deferred tax asset	2,818,000	—	—		2,818,000
Total current assets	89,048,000	34,900,000	361,000		124,309,000

Property, plant and equipment	339,245,000	199,239,000	(174,254,000	)(d)	364,230,000
Less accumulated depreciation	(181,453,000)	(150,447,000)	150,447,000	(d)	(181,453,000)
Net property, plant and equipment	157,792,000	48,792,000	(23,807,000)		182,777,000
Long-term deferred tax asset	—	1,154,000	(1,154,000	)(f)	—
Goodwill	—	202,000	(202,000	)(e)	—
Intangible	—	—	2,907,000	(g)	2,907,000
Other assets	—	74,000	(74,000	)(b)	—

Total assets	246,840,000	85,122,000	(21,969,000)		309,993,000

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	5,849,000	7,764,000	3,301,000	(i)	16,914,000
Accrued liabilities:
Payroll costs and other taxes	3,015,000	—	2,108,000	(c)	5,123,000
Other	3,158,000	2,108,000	(2,108,000	)(c)	3,158,000

Billings in excess of costs and estimated earnings on uncompleted contracts	—	4,451,000	(4,451,000	)(a)	—
Deferred revenue	1,752,000	—	4,738,000	(a)	6,490,000
Current maturities of notes payable and	6,018,000	8,095,000	—		14,113,000
Total current liabilities	19,792,000	22,418,000	3,588,000		45,798,000

Long-term liabilities:
Notes payable and obligations under capital	4,209,000	5,642,000	—		9,851,000
Deferred tax liability	28,621,000	—	(8,398,000	)(f)	20,223,000
Total long-term liabilities	32,830,000	5,642,000	(8,398,000)		30,074,000
Commitments and contingencies
Stockholders equity:
Preferred stock-par value	—	—	—		—
Common stock-par value	2,694,000	74,000	(2,552,000	)(h)	216,000
Additional paid-in capital	96,532,000	32,499,000	13,183,000	(h)	142,214,000
Retained earnings	95,336,000	32,229,000	(35,530,000	)(h)(i)	92,035,000
Treasury stock	—	(1,251,000)	1,251,000	(h)	—
Other comprehensive loss, net of tax	(344,000)	(6,489,000)	6,489,000	(h)	(344,000)
Total stockholders equity	194,218,000	57,062,000	(17,159,000)		234,121,000
Total liabilities and stockholders equity	246,840,000	85,122,000	(21,969,000)		309,993,000

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED SEPTEMBER 30, 2014

	Historical				Pro Forma
	Legacy Dawson	Legacy TGC	Pro Forma Adjustments		Condensed Combined

Operating revenues	$261,683,000	$111,861,000	$—		$373,544,000

Operating costs:
Operating expenses	223,336,000	94,305,000	425,000	(j)	318,066,000
General and administrative	16,083,000	9,428,000	—		25,511,000
Depreciation	40,168,000	20,174,000	(11,586,000	)(k)	48,756,000
Operating costs	279,587,000	123,907,000	(11,161,000)		392,333,000
(Loss) income from operations	(17,904,000)	(12,046,000)	11,161,000		(18,789,000)

Other income (expense):
Interest income	73,000	—	—		73,000
Interest expense	(535,000)	(694,000)	—		(1,229,000)
Other income (expense)	466,000	—	—		466,000

(Loss) income before income tax	(17,900,000)	(12,740,000)	11,161,000		(19,479,000)
Income tax benefit (expense)	5,280,000	4,266,000	(4,313,000	)(l)	5,233,000
Net loss	$(12,620,000)	$(8,474,000)	$6,848,000		$(14,246,000)

Basic loss per common share	$(1.59)	$(0.39)			$(0.66)
Diluted loss per common share	$(1.59)	$(0.39)			$(0.66)

Weighted average equivalent common shares outstanding	7,959,452	21,956,804			21,587,556
Weighted average equivalent common shares outstanding - assuming dilution	7,959,452	21,956,804			21,587,556

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2014

	Historical				Pro Forma
	Legacy Dawson	Legacy TGC	Pro Forma Adjustments		Condensed Combined

Operating revenues	50,802,000	25,715,000	—		76,517,000

Operating costs:
Operating expenses	42,957,000	24,941,000	107,000	(j)	68,005,000
General and administrative	5,093,000	4,599,000	—		9,692,000
Depreciation	9,736,000	4,512,000	(2,365,000	)(k)	11,883,000
Operating costs	57,786,000	34,052,000	(2,258,000)		89,580,000
(Loss) income from operations	(6,984,000)	(8,337,000)	2,258,000		(13,063,000)

Other income (expense):
Interest income	20,000	—	—		20,000
Interest expense	(93,000)	(172,000)	—		(265,000)
Other income (expense)	154,000	—	—		154,000
(Loss) income before income tax	(6,903,000)	(8,509,000)	2,258,000		(13,154,000)
Income tax benefit (expense)	2,138,000	2,743,000	(914,000	)(l)	3,967,000
Net (loss) income	(4,765,000)	(5,766,000)	1,344,000		(9,187,000)

Basic (loss) income per common share	$(0.60)	$(0.26)			$(0.43)
Diluted (loss) income per common share	$(0.60)	$(0.26)			$(0.43)

Weighted average equivalent common shares outstanding	7,965,757	22,122,421			21,587,556
Weighted average equivalent common shares outstanding - assuming dilution	7,965,757	22,122,421			21,587,556

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED

FINANCIAL INFORMATION

1. Basis of Presentation

The Merger will be accounted for under the acquisition method of accounting in accordance with Accounting Codification Standard (“ASC”) ASC 805, “Business Combinations.” Dawson Geophysical will account for the transaction by using Legacy Dawson’s historical information and accounting policies and adding the assets and liabilities of Legacy TGC as of the completion date of the Merger at their respective fair values. Pursuant to ASC 805, under the acquisition method, the total purchase price (consideration transferred) as described in Note 3, Estimated Consideration Transferred, was measured at the closing date of the Merger using the market price of Legacy TGC common stock at that time. The assets and liabilities of Legacy TGC have been measured based on various preliminary estimates using assumptions that Dawson Geophysical management believes are reasonable utilizing information currently available. Use of different estimates and judgments could yield materially different results.

The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. Dawson Geophysical continues to evaluate the available information, and the purchase price allocation is subject to finalization of Dawson Geophysical’s analysis of the fair value of the assets and liabilities of Legacy TGC as of the effective date of the Merger. Accordingly, the purchase price allocation in the Pro Formas is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material.

For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the Pro Formas, Dawson Geophysical used the guidance in ASC 820, “Fair Value Measurement and Disclosure,” which established a framework for measuring fair values. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, under ASC 820, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, Dawson Geophysical may be required to value assets of Legacy TGC at fair value measures that do not reflect Dawson Geophysical’s intended use of those assets. Use of different estimates and judgments could yield different results.

Under ASC 805, acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The Pro Formas do not reflect the expected realization of synergies from this transaction. Although Dawson Geophysical management expects that cost savings will result from the Merger, there can be no assurance that these cost savings will be achieved. The Pro Formas also do not reflect estimated restructuring and integration charges associated with the expected cost savings. Such restructuring and integration charges will be expensed in the appropriate accounting periods following the completion of the Merger.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2014 combines the historical statement of operations of Legacy Dawson for the fiscal year ended September 30, 2014 and the historical consolidated statement of operations of Legacy TGC for the fourth quarter ended December 31, 2013 and the nine months ended September 30, 2014, and gives effect to the Merger as if it had been completed on October 1, 2013, which is the first day of Legacy Dawson’s 2014 fiscal year.

The unaudited pro forma condensed combined statement of income for the three months ended December 31, 2014 combines the historical statement of income of Legacy Dawson for the three months ended December 31, 2014 and the historical consolidated statement of operations of Legacy TGC for the three months ended December 31, 2014, and gives effect to the Merger as if it had been completed on October 1, 2013, which is the first day of Legacy Dawson’s 2014 fiscal year. Historical consolidated statement of operations of Legacy TGC for the three months ended December 31, 2014 was determined by deducting Legacy TGC historical consolidated statement of operations for year-to-date period ending September 30, 2014 from the historical consolidated statement of operations for the fiscal year ended December 31, 2014.

2. Accounting Policies

Dawson Geophysical has commenced, but has not yet completed, a detailed review of Legacy TGC’s accounting policies. As a result of that review, Dawson Geophysical may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

3. Estimated Consideration Transferred

The following sets forth the estimated fair value of the consideration that was transferred to effect the Merger:

Estimated Fair Value
Number of shares to be issued to Legacy TGC stockholders after the reverse stock split prior to consummation of the Merger	7,332,052
Multiplied by Legacy TGC’s reverse split stock price of $5.85 as of 2/11/2015	42,894,000
Fair value of vested stock options and vested restricted stock and restricted stock units (a)	310,000
Estimated consideration transferred (b)	$43,204,000

(a)         Represents the fair value of Legacy TGC’s stock options, restricted stock and restricted stock units for pre-Merger services. ASC 805 requires that the fair value of awards assumed attributable to pre-Merger service be included in the consideration transferred. The fair value of Legacy TGC’s stock options and other awards was estimated as of February 11, 2015 to be $310,000 using the Black-Scholes valuation model.

(b)         The fair value of the consideration transferred in the Merger reflected in the Pro Formas is preliminary and does not purport to represent the final valuation of the actual consideration transferred in the Merger.

4. Estimate of the Assets Acquired and Liabilities Assumed

The following is a preliminary allocation of the purchase consideration to the assets acquired and the liabilities assumed by Legacy Dawson in the Merger:

Book value of net asset acquired at December 31, 2014	$57,062,000
Less: TGC’s historical goodwill	(202,000)
Adjusted book value of net assets acquired	$56,860,000

Adjustments to:
Property, plant and equipment	$(23,807,000)
Intangible assets	2,907,000
Deferred taxes	7,244,000
Total adjustments	(13,656,000)
Estimated consideration transferred	$43,204,000

The following is a discussion of the adjustments made to Legacy TGC’s assets and liabilities in connection with the preparation of the Pro Formas.

Property, plant and equipment: Fixed assets are required to be measured at fair value as of the effective time of the Merger, unless those assets are classified as held-for-sale on such date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use.  Dawson Geophysical does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets, nor does it know the appropriate valuation premise, as the valuation premise requires a certain level of knowledge about the assets being evaluated as well as a profile of the associated market participants.  All of these elements can cause a difference between fair value and net book value.

As a result of the consideration transferred being less than the book value of net asset acquired at December 31, 2014, Dawson Geophysical is required to analyze the purchase price allocation and the potential reasonableness of reflecting a bargain purchase.  Upon completing this analysis, Dawson Geophysical determined that the Merger is not an acquisition of a distressed business or a bargain purchase and accordingly reflected a substantial reduction in the property, plant and equipment to its fair value which is reflected by the value of the consideration transferred.  Furthermore, in allocating the remainder of the purchase price to the indicated fair value of the property, plant and equipment, there is not any excess purchase price to be allocated to goodwill.

Intangible assets:  Intangible assets that are identifiable are required to be measured at fair value as of the effective time of the Merger, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the Pro Formas, it is assumed that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of intangible assets is determined primarily using the “income approach,” which requires an estimate or forecast of all the expected future cash flows either through the use of the relief-from-royalty method or the multi-period excess earnings method. At this time, Dawson Geophysical does not have sufficient information as to the amount, timing and likelihood of cash flows for the purposes of valuing the intangible assets. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, sales and marketing expenses, and working capital/contributory asset charges); the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, as well as other factors.

For purposes of the Pro Formas, Dawson Geophysical used public information on other comparable acquisition transactions to estimate the fair value of the intangible assets. The intangible assets consist of a customer relationship intangible of $1,560,000 that is expected to be amortized over an 6-year life, a trademark of $922,000 that is assumed to have an indefinite life and thus no amortization impact, and backlog of $425,000 that is expected to be expensed over a one year period. The annual impact of the incremental amortization expense is estimated to be $260,000 per year following the Merger.

These preliminary estimates of fair value and estimated useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying Pro Formas. Additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Dawson Geophysical only upon access to additional information and/or by changes in such factors.  A 20% change in the valuation of definite-lived intangible assets would cause a corresponding approximate $52,000 increase or decrease in amortization during the first year following the Merger.

Deferred income tax liability: Adjustments have been made as of the effective time of the Merger for deferred taxes as part of the accounting for the acquisition. The $7,244,000 deferred tax decrease reflects the estimated deferred tax liability impact of the Merger on the balance sheet, primarily related to estimated fair value adjustments for acquired tangible and intangible assets. For purposes of the Pro Formas, deferred taxes are provided at the Legacy TGC deferred tax rate of 34.66%, which includes the U.S. federal statutory income tax rate plus the estimated state rate at which the deferred tax items will turn in future periods. This rate does not reflect Legacy Dawson’s effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits and does not take into account any historical or possible future tax events that may impact the combined company.  The effective tax rate of the combined company could be significantly different depending on post-acquisition activities. See Note 6, Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet, Item (f).

5. Reclassifications

Certain reclassifications have been made to Legacy TGC’s historical statements of income to conform to Legacy Dawson’s presentation as follows:

Item (a): The adjustments reflect a reclassification of Legacy TGC’s cost and estimated earnings in excess of billings on uncompleted contracts and Legacy TGC’s billings in excess of costs and estimated earnings on uncompleted contracts to conform to the combined entity’s presentation of accounts receivable, net of allowance and deferred revenue.

Item (b): The adjustment to prepaid and other assets reflects the reclassification of Legacy TGC’s prepaid deposits of $74,000 from other assets to conform to the combined entity’s presentation.

Item (c): The adjustment to accrued liabilities: payroll costs and other taxes of $2,108,000 reflects the reclassification out of Legacy TGC’s accrued liabilities, which includes federal and state income taxes payable, to conform to the combined entity’s presentation.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Item (d): Reflects an estimated fair value adjustment of $24,985,000 to property, plant and equipment. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment.

Item (e): This adjustment removes Legacy TGC’s historical goodwill that no longer remains following the Merger.

Item (f): Reflects the estimated deferred tax impact of $7,244,000 to long-term deferred tax liabilities. These adjustments reflect the estimated deferred tax impact of the acquisition on the balance sheet, primarily related to the estimated fair value adjustments for acquired intangible assets and fair value of property, plant and equipment. For purposes of the Pro Formas, deferred taxes are provided at the Legacy TGC deferred tax rate of 34.66%, which includes the U.S. federal statutory income tax rate plus the estimated state tax rate at which the deferred tax items will turn in future periods. This rate does not reflect Legacy Dawson’s effective tax rate, which includes other tax items, such as non-deductible items, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company. As additional information becomes available, it is likely the applicable income tax rate will change.

Item (g): Reflects an estimated fair value adjustment of $2,907,000 to intangibles for customer relationships, trademarks and backlog based on preliminary due diligence and valuation methods. The estimate of fair value is preliminary and subject to change and could vary materially from the actual adjustment. For purposes of the Pro Formas, it is assumed that all assets will be used in the operations of the combined business and that all assets will be used in a manner that represents the highest and best use of those assets.

Item (h): The adjustment to Legacy Dawson’s common stock reflects the elimination of Legacy TGC’s historical common stock, additional paid in capital, retained earnings and treasury stock and other comprehensive income, net of tax. An aggregate of (x) 7,333,052 shares of Legacy TGC common stock were issued to Legacy TGC’s stockholders pursuant to the 1-for-3 reverse stock split effected immediately prior to the consummation of the Merger and (y) 14,194,810 shares of Legacy TGC common stock were issued to Legacy Dawson’s stockholders pursuant to the Merger.  Based on the foregoing, the consideration for the acquisition has been valued at $43,204,000, which is the value of the 7,333,052 shares of the Legacy TGC stock upon consummation of the Merger and the fair value of vested stock awards.

Item (i): Reflects the estimated transaction costs of $3,301,000 to accounts payable based on preliminary information, which is subject to change and could vary materially from the actual adjustment. This adjustment reflects the transaction costs to be incurred by the combined entities upon the closing of the transaction.

7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Income

Item (j): Reflects an expense related to the amortization of backlog.

Item (k): The reduction in the pro forma depreciation expense is as a result of varying depreciation trends between Legacy TGC’s historical and expected trend and the expected and assumed trend of the acquired tangible assets. The majority of the acquired tangible assets are assumed to begin depreciating at October 1, 2013 and have a 3-year life.

Item (l): To record the income tax effects of the purchase accounting adjustments. Dawson Geophysical has assumed a 38.64% tax rate when estimating the tax impacts of the pro forma adjustments, which represents the Federal statutory income tax rate in effect in the United States plus estimated state taxes during the periods presented in the Pro Formas. Although not reflected in the Pro Formas, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including the geographical mix of taxable income affecting state taxes, among other factors. As additional information becomes available, it is likely the applicable income tax rate will change.

8. Pro Forma Earnings Per Share

The pro forma basic and diluted earnings per share are based on the 21,527,862 shares of Legacy TGC common stock outstanding following the consummation of the Merger and are assumed to have been issued as of October 1, 2013 and outstanding for the entire period and also includes certain stock awards that vested upon the consummation of the Merger totaling 239,404 shares. There are no diluted shares for the fiscal year ended September 30, 2014 or three months ended December 31, 2014 as a result of the loss for each period.